Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the common stock, par value $0.15 per share of NASB Financial, Inc., a Missouri corporation and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this the 21th day of April, 2014.

/s/ David H. Hancock
David H. Hancock

/s/ Eugene Alexander Hancock
Eugene Alexander Hancock

/s/ Lindsay Hancock Harlander
Lindsay Hancock Harlander

/s/ Patrick David Hancock
Patrick David Hancock